EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

March 21, 2018

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES
STOCK AND CASH DIVIDENDS

Charlottesville, VA –Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on March 16, 2018, its Board of Directors (the “Board”) declared a 5% stock dividend to be paid on April 13, 2018 to shareholders of record as of April 3, 2018. Shareholders will receive cash in lieu of fractional shares. Also on March 16, 2018, the Board declared a quarterly cash dividend of $0.19 per share to be paid on April 27, 2018 to shareholders of record as of April 3, 2018. The stock dividend will take effect first, whereby each shareholder will receive 0.05 shares of the Company’s common stock for every share of common stock held as of the record date, and therefore, the cash dividend will be paid on the increased number of shares. The quarterly cash dividend represents an annual yield to shareholders of approximately 1.81% based on the closing price of the Company’s common stock on March 20, 2018.

“We are pleased to announce a stock dividend, effective prior to and supplementing our quarterly cash dividend,” said Glenn Rust, President and Chief Executive Officer. “Our strong capital position allows us to continue to exhibit an ongoing commitment to our shareholders.”

As a result of the Board’s action, the outstanding shares of the Company’s common stock will increase by approximately 121,000 shares, from 2.4 million shares outstanding to 2.5 million shares outstanding.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, the trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison, 434-817-8587